Exhibit 99.1

Range Impact Reports Full Year 2025 Financial Results

CLEVELAND, OHIO – (March 30, 2026) – Range Impact, Inc. (OTC: RNGE) (“Range Impact” or the “Company”), a public company dedicated to acquiring, reclaiming and repurposing distressed coal mine properties throughout Appalachia, reported its results for the fiscal year ended December 31, 2025.

Range Impact’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 was filed with the Securities and Exchange Commission on March 30, 2026 and is available for viewing at https://rangeimpact.com/investors/. Since the information provided in this press release is limited to selected financial and operational information, shareholders and interested parties are encouraged to read Range Impact’s full Annual Report available on its website.

Full Year 2025 Highlights

○	Acquired two large coal mine complexes in Appalachia increasing the Company’s owned mineral interests from 50 acres to over 150,000 acres of metallurgical and thermal coal reserves

○	Acquired over 28,000 acres of surface interests increasing the Company’s land ownership from 1,800 acres to approximately 30,000 acres of land for redevelopment purposes

○	Acquired ownership of or management responsibility for 76 mining permits in West Virginia and Kentucky along with the associated $79.3 million in estimated future reclamation obligations

○	Increased revenues from continuing operations from $0 in 2024 to $3.7 million in 2025

○	Increased net income from a loss of $9.8 million in 2024 to a gain of $19.2 million in 2025, including bargain purchase gains - an overall year-over-year improvement of $29.0 million

○	Increased total assets from $6.2 million at December 31, 2024 to $123.2 million at December 31, 2025

○	Increased shareholders’ equity from $0.8 million in 2024 to $37.8 million in 2025

○	Reduced bond obligations at the Fola Mine by approximately $2.3 million during 2025

○	Has net operating loss carryforwards of $23.5 million for federal purposes and $18.4 million for state purposes as of December 31, 2025, which may be used to offset future taxable income

Michael Cavanaugh, Range Impact’s Chief Executive Officer, stated, “2025 represented a significant period of progress and strategic development for Range, evidenced by our acquisition of two large coal mine complexes and the divestiture of our non-core reclamation services business for third parties.” Cavanaugh added, “We have secured new sources of revenue through leases with coal mining partners and established strong relationships with commercial partners for the redevelopment and repurposing of our reclaimed coal mine land. We remain very enthusiastic about the current trajectory of Range and our evolution from a service-based business to a land ownership business focused on unlocking the underlying value of land we own through our own reclamation activities.”

About Range Impact, Inc.

Headquartered in Cleveland, Ohio, Range Impact is a public company (OTC: RNGE) dedicated to improving the health and wellness of people and the planet through a novel and innovative approach to impact investing. Range Impact seeks to develop long-term solutions to environmental, social, and economic challenges, with a particular focus on acquiring, reclaiming and repurposing mine sites and other undervalued land in economically disadvantaged communities throughout Appalachia. Range Impact takes an opportunistic approach to impact investing by leveraging its competitive advantages and looking to solve old problems in new ways. Range Impact seeks to thoughtfully allocate its capital into strategic opportunities that are expected to make a positive impact on the people-planet ecosystem and generate strong investment returns for its shareholders.

Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” as that term is defined in Section 27(a) of the Securities Act of 1933, as amended and Section 21(e) of the Securities Exchange Act of 1934, as amended. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Although we believe that these statements are based on reasonable assumptions, they are subject to numerous factors that could cause actual outcomes and results to be materially different from those indicated in such statements. Such factors include, among others, the inherent uncertainties associated with new projects and development stage companies, timing of clinical trials and product development, business strategy and new lines of business. These forward-looking statements are made as of the date of this press release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K for the most recent fiscal year, our quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Range Impact, Inc.

Investor Relations

P: +1 (216) 304-6556

E: ir@rangeimpact.com

W: www.rangeimpact.com